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EXHIBIT 99                        Contacts:  VIROPHARMA INCORPORATED
                                             Kori B. Beer
                                             Director, Corporate Communications
                                             610-458-7300
                                             Phone (610) 458-7300


       VIROPHARMA ANNOUNCES SUCCESSFUL PLECONARIL PHASE 3 TRIAL RESULTS

  Picovir(TM) (pleconaril) is First Antiviral Drug Candidate Shown in Pivotal
    Studies to Treat the Cause and Symptoms of Viral Respiratory Infection

Exton, PA, March 15, 2001 - ViroPharma Incorporated (Nasdaq: VPHM) today announced preliminary analyses of the results from two pivotal studies with Picovir(TM) (pleconaril), a first-of-a-kind antiviral product candidate being studied for the treatment of viral respiratory infection (VRI, often referred to as the common cold). Preliminary analyses of results from these pivotal studies conducted at 200 clinical sites throughout the United States and Canada demonstrated that patients with a VRI caused by a picornavirus who were treated with pleconaril experienced a statistically significant decrease in disease duration and in cold symptom severity. Additionally, these patients experienced a statistically significant treatment benefit within 24 hours of first dose. In these studies, pleconaril-treated patients also experienced consistent reductions in other endpoint measures, and a significant decrease in viral shedding early in the treatment period. Pleconaril was well tolerated, with a side effect profile similar to placebo.

"Picovir(TM) is an exceptional product candidate. Our goal is to make it a commercial success," said Michel de Rosen, ViroPharma's president and chief executive officer. "Achieving statistically significant results in these two pivotal trials is the most important milestone that ViroPharma has accomplished to date. With this event, and our recent renegotiation of the Sanofi-Synthelabo agreement, we will file an NDA for Picovir(TM) and select a top-tier marketing partner. Moreover, we will pursue additional indications for the product, and we intend to create a strong commercial presence."

                             PHASE 3 STUDY RESULTS

In the phase 3 studies, patients were randomized to receive 400 mg of pleconaril or placebo three times daily for five days. In the combined enrollment of 2,096 patients, 65% of patients had a VRI caused by a picornavirus, the leading cause of the common cold. The primary endpoint in these studies was time to complete resolution of rhinorrhea and reduction in all other evaluated disease symptoms to absent or mild for 48 hours. The primary analysis population in these studies was patients with a VRI caused by a picornavirus, as determined by research assays based on PCR (polymerase chain reaction) technology.

In the primary analysis population in both studies, picornavirus-infected patients treated with pleconaril experienced a statistically significant reduction in the primary endpoint when compared to placebo (6.2 days versus 7.7 days, p=0.001; and 6.6 days versus 7.2 days, p=0.037, respectively).
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In all randomized patients in both studies, pleconaril treated patients experienced a reduction in the primary endpoint when compared to placebo. In one study, the reduction was statistically significant (6.2 days versus 7.1 days, p=0.015; and 6.4 days versus 6.9 days, p=0.201, respectively).

In a combined analysis of both studies, picornavirus-infected and all randomized patients treated with pleconaril experienced statistically significant reductions in the primary endpoint when compared to placebo (for picornavirus-infected patients: 6.3 days versus 7.3 days, p = [OR LESS THAN] 0.001; for all randomized patients: 6.3 days versus 7.0 days, p = 0.009).

"These are the first pivotal studies in which patients receiving a drug that is targeted at the virus that causes the majority of common colds experienced a reduction in the severity and duration of their illness," said Dr. Mark McKinlay, ViroPharma's vice president of research and development and one of the discoverers of pleconaril. "The reduction in viral shedding early in the treatment period gives us confidence to pursue additional indications for Picovir(TM), particularly the prevention of transmission of VRI."

Pleconaril-treated patients in the primary analysis population experienced clinically meaningful and statistically significant reductions in several secondary endpoints, including a reduction in viral shedding early in the treatment period, a decrease in symptom severity and a reduction in the time to a patient's assessment of having "no cold."

The company plans to submit an abstract with the intent to have these and additional data presented during the 41st annual meeting of the Interscience Conference on Antimicrobial Agents and Chemotherapy in September 2001.

                     ADDITIONAL PLECONARIL TRIALS ONGOING

ViroPharma currently is conducting additional VRI studies with pleconaril in other patient populations. ViroPharma also makes pleconaril available in a compassionate use program to patients who have serious degenerative and life-threatening illnesses such as neonatal enteroviral disease (sepsis), myocarditis and chronic meningoencephalitis. To date, more than 4,000 patients have been treated with pleconaril.

                VIRAL RESPIRATORY INFECTION: NEED FOR TREATMENT

Viral respiratory infection (often referred to as the common cold) is an acute upper respiratory tract viral infection that causes inflammation of the mucous membranes lining the nose and throat, and in more serious forms, the lower respiratory tract. Symptoms of VRI include nasal discharge (rhinorrhea), nasal obstruction and congestion, sneezing, sore or "scratchy" throat, cough and shortness of breath. If the infection progresses to the sinuses or lower respiratory tract, sinusitis, otitis media (ear infection), respiratory distress, croup, bronchitis, bronchiolitis and pneumonia may result.
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The majority of VRIs are caused by a family of viruses called picornaviruses which are made up of rhinoviruses and enteroviruses. Picornaviruses are small (pico means very small) RNA-containing (RNA means ribonucleic acid) viruses.

VRI has a significant impact in terms of societal and economic burden. The National Institutes of Health estimate that there are more than 1 billion colds annually in the United States. Of those, there are approximately 500 million that are "notable" colds - people remember them within a year of having them. Currently, 51 million physician visits are attributable to patients with VRI, yet there are no antiviral treatments available for these patients. Patients often take over the counter cold remedies for their VRI, however these medications only treat cold symptoms, rather than targeting the underlying cause of the disease, the virus. Therefore, they do not have an effect on disease duration. Physicians often prescribe antibiotics to patients with VRI. In fact, there are 18 to 20 million antibiotic prescriptions written annually in the United States for patients suffering from the symptoms of VRI, although they can treat or prevent some secondary bacterial infections. Antibiotics are ineffective in treating viral diseases, including VRI.

                                  Picovir(TM)

Picovir(TM) (pleconaril) is a first-of-a-kind orally acting antiviral product candidate with broad anti-picornavirus activity that is being developed by ViroPharma for treatment of certain picornavirus diseases. Picovir(TM) works by specifically inhibiting the function of the picornavirus capsid. The capsid is the protective protein shell of the virus and is essential for virus infectivity and transmission. The drug integrates within the viral capsid at a specific site that is common to the majority of all rhinoviruses and enteroviruses. In doing so, Picovir(TM) disrupts several stages of the virus infection cycle, preventing the virus from continuing to replicate.


NOTE TO INVESTORS: There will be a teleconference call today to further discuss this event at 9:45 a.m. EST. To participate in the call, please dial: 1-888-428-4478 (US) and 612-288-0318 (International). After placing the call, please tell the operator you wish to join the ViroPharma conference call.
Additionally, the conference call will be webcasted at: www.videonewswire.com/VIROPHARMA/031501/. Please note that the "VIROPHARMA" portion of the foregoing address is case-sensitive. If you are unable to participate during the live Webcast, the conference call will be archived at this same address for 90 days.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for treatment of picornavirus diseases, and recently completed late stage clinical trials for adult VRI. ViroPharma also has product candidates in clinical development for the treatment of hepatitis C and RSV disease.
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This press release contains forward-looking statements, including statements relating to the Company's efforts to obtain regulatory approval to market Picovir(TM) (pleconaril), to secure a partner for the commercialization of Picovir(TM) in the United States and Canada and to create a commercial presence, the market opportunity for Picovir(TM), the Company's plans for additional clinical trials to enhance the commercial potential of Picovir(TM), and the effect of further clinical development on such market opportunity. Neither the FDA nor any other regulatory authority has approved Picovir(TM) or any of ViroPharma's other product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for Picovir(TM) or any other product candidate under development by ViroPharma will be granted on a timely basis or at all. There can be no assurance that ViroPharma will be successful in securing a marketing partner for Picovir(TM). Even if approved and if ViroPharma is successful in securing a marketing partner, there can be no assurance that Picovir(TM) will achieve market acceptance. With regard to the Company's plans for additional clinical trials to enhance the commercial potential of Picovir(TM), investors should note that the conduct of clinical trials and acquiring regulatory approval for investigational pharmaceutical products are subject to risks and uncertainties. There can be no assurance that planned clinical trials can be initiated, or that that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with the Company's anticipated schedule. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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